Exhibit 10.4


                              ASSIGNMENT AGREEMENT

     This Assignment Agreement, dated as of July 14, 2005 (this "Assignment Agreement"), is between Berg & Berg Enterprises, LLC, a California limited liability company ("Berg") and Valence Technology, Inc., a Delaware corporation (the "Company"). Undefined terms have the meaning assigned in the Certificates (defined below).

                                    RECITALS

     The Company has 430 shares of Series C-2 Convertible Preferred Stock ("Series C-2 Stock") outstanding.

     The Certificates of Designations for the Series C-2 Stock (the "Certificate") provide: that all of the Series C-2 Stock may (at the holder's option) be redeemed for a thirty day period following June 15, 2005. The holder of such shares has notified the Company that it requests such redemption.

     The Company is not legally able to redeem the Series C-2 Stock at the time of this Agreement under applicable provisions of the Delaware Corporations Code.

     The Company wishes to assign Berg its right to purchase the Series C-2
Stock.

                                    AGREEMENT

     NOW, THEREFORE, the parties agree as follows:

     1. ASSIGNMENT. The Company assigns Berg the Company's right to purchase the Series C-2 Stock required to be redeemed pursuant to the Certificate. Berg agrees that it will purchase such shares for the redemption price provided for in the Certificate. This Assignment Agreement, and the purchase of Series C-2 Stock pursuant hereto, is not intended to be, and shall not be construed, as a redemption of Series C Stock by the Company and the Series C-2 Stock will continue to be outstanding in the hands of Berg.

     2. CONVERSION PRICE. Notwithstanding any other provision of the Certificate, the failure of the Company to redeem the Series C-2 Stock shall not be considered a default under the terms of the Certificate and, specifically:
(a) the Series C-2 Stock shall not accrue Default Interest of 1.5% per month for the failure to redeem; (b) the Series C-2 Stock shall be convertible at the lower of (i) the Stated Conversion Price of $4.00 and (ii) the closing price of the Company's common stock on the Conversion Date; and (c) the Default Conversion Price shall not be applicable as a result of the failure to redeem.

     3. GOVERNING LAW. This Assignment Agreement will be governed by the laws of Texas without giving effect to any choice of law principles that may require the application of any other laws.

     4. AMENDMENTS AND WAIVERS. No amendment, modification, waiver, replacement, termination, or cancellation of any provision of this Assignment Agreement will be valid, unless in a writing signed by both parties.

     5. COUNTERPARTS. This Assignment Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first above written.


                                  VALENCE TECHNOLOGY, INC.


                                  By:  /s/ Kevin W. Mischnick
                                       ---------------------------------
                                  Name:    Kevin W. Mischnick
                                  Title:   Vice President of Finance


                                  BERG & BERG ENTERPRISES, LLC


                                  By:   /s/ Carl E. Berg
                                       ----------------------------------
                                  Name:     Carl E. Berg
                                  Title:    Member